Exhibit 99.1

News Release

Rambus Initiates Accelerated Share Repurchase Program

SAN JOSE, Calif., June 16, 2021 /PRNewswire/ - Rambus Inc. (NASDAQ: RMBS), a provider of industry-leading chips and silicon IP making data faster and safer, today announced that it initiated an accelerated share repurchase program with Deutsche Bank AG, London Branch as counterparty, through its agent Deutsche Bank Securities Inc. (Deutsche Bank) to repurchase an aggregate of approximately $100 million of its common stock, with an initial delivery of approximately 4.0 million shares.

“This program demonstrates our confidence in the future growth of the company,” said Luc Seraphin, president and chief executive officer at Rambus. “Our strong balance sheet and strategic approach to capital allocation allow us to invest organically and inorganically while continuing to deliver long-term value to our stockholders.”

Under the accelerated share repurchase program, Rambus will pre-pay to Deutsche Bank the $100 million purchase price for its common stock and, in turn, Rambus will receive an initial delivery of approximately 4.0 million shares of its common stock from Deutsche Bank within the first week of the program. The number of shares to be purchased ultimately by Rambus will be determined based on the volume-weighted average price of Rambus common stock during the terms of the transaction, minus an agreed upon discount between the parties. The program is expected to be completed within six months. The shares of common stock will be delivered by Deutsche Bank to Rambus on the third business day following the calculation period described above.

The accelerated share repurchase program is part of the broader 20 million share repurchase program previously authorized by the Rambus Board of Directors in October 2020.

Separately, Rambus affirmed its previously issued guidance for the fiscal quarter ending June 30, 2021, as set forth on the Current Report on Form 8-K furnished with the Securities and Exchange Commission on May 3, 2021.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the terms of Rambus’ accelerated share repurchase program, including timing, Rambus’ growth potential, and Rambus’ guidance for the fiscal quarter ending June 30, 2021. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those more fully described in Rambus’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. The forward-looking statements in this press release are based on information available to Rambus as of the date hereof, and Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

Source: Rambus Inc.